Exhibit 99.1

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Medtronic Reports 13-Percent Increase in Second-Quarter Net Earnings

Spinal Products and Implantable Defibrillators, Two of Medtronic’s Largest Product Lines,
Led Second-Quarter Growth

MINNEAPOLIS, Nov. 17, 2004 – Medtronic, Inc. (NYSE: MDT) today announced quarterly net earnings of $535.7 million, or $0.44 per diluted share, an increase of 13 percent over the $476.1 million in net earnings and the $0.39 per diluted share recorded in the second quarter one year ago.  Revenues in the quarter were $2.400 billion, an increase of 11 percent over the $2.164 billion of the comparable period one year ago.  Reflecting the weaker dollar, foreign currency translation had a positive impact on quarterly revenue of $40.0 million when compared to last year.

“Financial performance this quarter was once again led by two of Medtronic’s largest product lines, spinal products and implantable defibrillators.  We expect a number of positive events that occurred during the quarter to help fuel growth in the second half of the year,” said Art Collins, chairman and chief executive officer of Medtronic. “Medtronic recently achieved milestones associated with a number of strategic initiatives.  Enrollment was completed in several important clinical trials; two new ICDs, the Intrinsic™ and the InSync Sentry™, received FDA approval; and favorable data on the cost effectiveness of several Medtronic products were generated to support key reimbursement decisions.”

Cardiac Rhythm Management Business

Cardiac Rhythm Management reported $1.104 billion in quarterly revenues, representing growth of 8 percent vs. the same period last year.  Medtronic’s largest product line, implantable cardioverter-defibrillators (ICDs), led growth this quarter with revenues increasing 17 percent.  Pacing revenues decreased 4 percent and Medtronic Emergency Response Systems revenues increased 22 percent.  Cardiac Rhythm Management highlights in the quarter included:

•      The Centers for Medicare and Medicaid Services (CMS) announced its draft ICD reimbursement rule for coverage of SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patients. The landmark SCD-HeFT study found that implantable defibrillators reduced death by 23 percent in people with moderate to severe heart failure and poor heart pumping function, compared to those who did not receive a defibrillator.  The final CMS reimbursement rule is scheduled to take effect Jan. 1, 2005.

•      In a related development, the primary investigator for SCD-HeFT economics research presented cost-effectiveness data last week at the American Heart Association Scientific Sessions. The research showed that ICDs are an economically attractive means of saving lives in the SCD-HeFT population.

•      Medtronic announced U.S. Food and Drug Administration (FDA) approval and subsequent mid-quarter launch of the Intrinsic dual-chamber ICD, the world’s first ICD to promote natural heart activity and reduce unnecessary pacing.

•      The company announced FDA approval and launch of the Vitatron T-Series pacemaker, a next-generation digital pacing system.

•      More than 100 additional cardiology clinics signed up to offer the Internet-based Medtronic CareLink® Network to their patients, and following recent FDA approval, this innovative service can be offered to patients who have an InSync Maximo™ CRT-D device or an Intrinsic ICD.

•      Medtronic Emergency Response Systems secured agreements with numerous major corporations and school districts across the country to install, market and/or distribute AEDs.

Other key developments that are expected to occur during the second half of the fiscal year include the full launch of InSync Sentry, the first implantable system to automatically monitor fluid status in the thoracic cavity.  The InSync Sentry cardiac resynchronization therapy defibrillator (CRT-D) system can detect fluid buildup before patients become symptomatic (fluid buildup can be a primary indicator of worsening heart failure and often results in patient hospitalization and increased costs to the healthcare system). Medtronic also anticipates launching the next-generation EnRhythm™ pacemaker in many worldwide markets by the end of this fiscal year.

Vascular Business

Vascular revenues of $201.5 million resulted in a 4-percent increase over the same quarter one year ago. Revenues reflected the strength of Medtronic’s overall product platform, with strong growth coming from sales of the Driver™ Coronary Stent System in international markets.  Medtronic’s ancillary coronary products — balloons, guiding catheters and guidewires — recorded a revenue increase of 29 percent.  Quarterly Vascular highlights included:

•      The Driver Coronary Stent System was introduced in Japan and rapidly moved Medtronic into the leading market share position in the bare metal stent segment of this important geographic market.

•      Enrollment was completed for the ENDEAVOR III Clinical Trial.

•      The Driver Coronary Stent on the Multi-Exchange™ Coronary Stent Delivery System (MX2™) was launched in the United States.

•      Positive clinical trial data from the MAVErIC I and MAVErIC II trials, evaluating the safety and efficacy of Medtronic’s Exponent Carotid Stent System and GuardWire® Balloon Occlusion device, were presented at the Transcatheter Cardiovascular Therapeutics (TCT) conference.

Subsequent to the quarter’s close, Medtronic acquired Angiolink Corporation, a privately held medical device company focused on providing innovative wound closure solutions for vascular procedures;

Angiolink’s EVS™ (Expanding Vascular Stapling) Vascular Closure System received FDA approval earlier this month.  Yesterday, Medtronic announced FDA approval of its Xcelerant Delivery System for use with its AneuRx® AAA Stent Graft System.  Looking forward, the ENDEAVOR IV trial is expected to begin patient enrollment during the third fiscal quarter.  Medtronic continues to prepare for CE Mark approval for the Endeavor stent in European markets, supported by recent successful inspections by European regulatory authorities of both its Santa Rosa, Calif., and Galway, Ireland, facilities.

Cardiac Surgery Business

Cardiac Surgery achieved quarterly revenues of $159.1 million, an increase of 9 percent vs. the same period last year, led by strong performance of tissue heart valves.  Heart Valve revenues increased by 13 percent, while Perfusion Systems revenues increased 8 percent and Cardiac Surgery Technologies (CST) revenues increased 4 percent.  Quarterly highlights included:

•      Heart Valves growth was driven by strong demand for Medtronic’s comprehensive portfolio of tissue valves and products used to help physicians repair diseased or damaged heart valves.  Medtronic offers the only third-generation heart valve, the Mosaic® tissue valve, which has rapidly regained acceptance in the Japanese market since reintroduction earlier this calendar year.

•      Medtronic acquired substantially all of the assets of Coalescent Surgical, which has developed technologies to connect vessels without the need for sutures.  Medtronic also introduced two new versions of its Octopus® Tissue Stabilizer, both of which are designed for use during minimally invasive coronary bypass procedures.

Initiated during the second quarter and with enrollment just underway, the CAFÉ (Cardioblate™ Atrial Fibrillation Elimination) clinical trial will evaluate the safety and efficacy of Medtronic’s Cardioblate® BP Surgical Ablation System to treat atrial fibrillation.  In addition, Medtronic expects to introduce the ADVANTAGE® Supra™ bileaflet mechanical aortic heart valve in the spring of 2005.

Neurological and Diabetes Businesses

Neurological and Diabetes posted quarterly revenues of $429.9 million, a 9-percent increase over the same quarter one year ago. Neurological growth of 9 percent was led by 20-percent-plus growth for Activa® Therapy.  Gastroenterology/Urology revenues increased 18 percent, led by strong sales of its InterStim® Therapy for Urinary Control and TUNA® Therapy for enlarged prostate.  Neurologic Technologies revenues increased 12 percent.  Diabetes growth of 9 percent was led by sales of disposable products, including insulin infusion sets.  Quarterly highlights included:

•      Demand continued to be strong for Activa, the only FDA-approved brain stimulation therapy for Parkinson’s disease, essential tremor and dystonia patients.  Improved reimbursement levels became effective for hospital in-patient procedures on Oct. 1, 2004.

•      Physicians continued to show preference for the SynchroMed® II Programmable Pump due to its smaller size, contoured design and larger reservoir.

•      Advances were made in new neurological clinical indications during the quarter, as Medtronic implanted the first devices in its chronic migraine trial and continued progress in its clinical study of deep brain stimulation for the treatment of epilepsy.

•      Diabetes launched the Paradigm® 515 and 715 insulin pump systems with secure patient access to the Web-based Medtronic CareLink Therapy Management System for Diabetes.  Medtronic also began a European trial to evaluate the Guardian® RT, a patient-use continuous glucose monitoring system designed to display real-time glucose readings.

Looking forward to calendar year 2005, Medtronic anticipates improved outpatient reimbursement levels for Activa Therapy.  A major clinical trial designed to evaluate its sensor-augmented insulin pump system vs. multiple daily insulin injections is expected to begin enrollment soon.

Spinal, ENT and Navigation Businesses

Spinal, Ear, Nose and Throat (ENT) and Medtronic Navigation (formerly Medtronic Surgical Navigation Technologies, or SNT) reported revenues of $505.6 million for the quarter, representing a 25-percent increase vs. the same period in the prior year.  Spinal revenues increased 27 percent, fueled by growth in its core thoracolumbar product line, as well as continued strong acceptance of INFUSE® Bone Graft (bone morphogenetic protein, or BMP-2).  ENT revenues grew 14 percent, while Navigation revenues increased 4 percent.  Quarterly highlights included:

•      The LEGACY™ family of posterior rod fixation systems and the NIM-Spine™ System, a surgeon-guided device for locating and identifying peripheral motor nerves during spinal surgery, experienced strong growth during the quarter.

•      INFUSE Bone Graft for spinal applications showed steady growth, and INFUSE for use in trauma was successfully introduced to leading trauma surgeons at the October meeting of the Orthopedic Trauma Association.

•      Medtronic continues to be the leading provider of motion therapies in markets outside the United States.  These therapies include the DIAM™ Spinal Stabilization System, PRESTIGE™ Cervical Disc System, BRYAN® Cervical Disc System and MAVERICK™ Lumbar Artificial Disc.  Clinical trials for the three artificial discs remain on course in the United States, as all three trials are fully enrolled.

•      The StealthStation® AxiEM™ image-guided system for cerebrospinal fluid management products was introduced, as was the Medtronic StimPilot™ System, which simplifies brain stimulation surgery.

In addition to continuing to build its biologics sales force to take full advantage of the opportunity to market INFUSE Bone Graft for use in acute tibial fractures, Medtronic Spinal should also benefit from full-quarter sales of many products introduced during the second fiscal quarter, including additions to its highly successful Minimal Access Spinal Technologies (MAST™) product line and the HOURGLASS™ Vertebral Body Spacer.  Finally, further enhancements to the LEGACY family of rod fixation systems are expected to be commercially available during the second half of the fiscal year.

Webcast Information

Medtronic will host a Webcast today, Nov. 17, 2004, at 4:30 p.m. (EST) (3:30 p.m. CST), to provide more information about its businesses for the public, analysts and the news media.  This quarterly presentation will be Webcast through the Investor Relations website at www.medtronic.com, and this earnings release will be archived at www.medtronic.com/newsroom.  Within 24 hours, a replay of the Webcast and a transcript will be available in the “Presentations & Transcripts” section of the Investor Relations homepage.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

– O –

BRYAN® TCD instruments and INFUSE® Bone Graft used with LT-CAGE®, INTERFIX™ RP devices incorporate technology developed by Gary K. Michelson, M.D.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on form 10-K for the year ended April 30, 2004.  Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

RECONCILIATION OF CONDENSED CONSOLIDATED GAAP EARNINGS

TO CONDENSED CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended October 29, 2004	Three months ended October 24, 2003
	As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	As Reported

Net sales	$2,399.8	$2,163.8	$—	$2,163.8

Costs and expenses:
Cost of products sold	584.8	536.0	—	536.0
Research and development expense	232.7	202.4	—	202.4
Selling, general, and administrative expense	772.0	673.3	—	673.3
Special charges	—	—	(4.8)	(4.8)
Purchased in-process research and development (IPR&D)	—	—	1.9	1.9
Other expense	62.9	72.4	—	72.4
Interest (income)/expense	(7.1)	1.1	—	1.1
Total costs and expenses	1,645.3	1,485.2	(2.9)	1,482.3

Earnings before income taxes	754.5	678.6	2.9	681.5

Provision for income taxes	218.8	203.6	1.8	205.4

Net earnings	$535.7	$475.0	$1.1	$476.1

Earnings per share:
Basic	$0.44	$0.39	$0.00	$0.39
Diluted	$0.44	$0.39	$0.00	$0.39

Weighted average shares outstanding:
Basic	1,209.5	1,214.5		1,214.5
Diluted	1,220.7	1,227.6		1,227.6

(1)  - Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a subsitute for, financial performance measures prepared in accordance with GAAP.

MEDTRONIC, INC.

RECONCILIATION OF CONDENSED CONSOLIDATED GAAP EARNINGS

TO CONDENSED CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Six months ended October 29, 2004	Six months ended October 24, 2003
	As Reported	Before Special and IPR&D Charges	Special and IPR&D Charges (1)	As Reported

Net sales	$4,745.9	$4,228.0	$—	$4,228.0

Costs and expenses:
Cost of products sold	1,135.1	1,050.0	—	1,050.0
Research and development expense	462.4	400.3	—	400.3
Selling, general, and administrative expense	1,541.7	1,317.2	—	1,317.2
Special charges	—	—	(4.8)	(4.8)
Purchased in-process research and development (IPR&D)	—	—	1.9	1.9
Other expense	117.5	136.0	—	136.0
Interest (income)/expense	(11.4)	2.5	—	2.5
Total costs and expenses	3,245.3	2,906.0	(2.9)	2,903.1

Earnings before income taxes	1,500.6	1,322.0	2.9	1,324.9

Provision for income taxes	435.2	396.6	1.8	398.4

Net earnings	$1,065.4	$925.4	$1.1	$926.5

Earnings per share:
Basic	$0.88	$0.76	$0.00	$0.76
Diluted	$0.87	$0.75	$0.00	$0.75

Weighted average shares outstanding:
Basic	1,209.3	1,216.0		1,216.0
Diluted	1,220.5	1,228.7		1,228.7

(1)  - Medtronic management believes that in order to properly understand Medtronic's short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges) and IPR&D charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special and IPR&D charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a subsitute for, financial performance measures prepared in accordance with GAAP.

MEDTRONIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 29, 2004	April 30, 2004
	(in millions of dollars, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,297.4	$1,593.7
Short-term investments	410.4	333.8
Accounts receivable, less allowances of $157.8 and $145.3, respectively	2,126.1	1,994.3
Inventories	977.6	877.7
Deferred tax assets, net	196.5	197.4
Prepaid expenses and other current assets	361.6	315.8
Total current assets	6,369.6	5,312.7

Property, plant and equipment	3,434.1	3,204.3
Accumulated depreciation	(1,665.2)	(1,496.0)
Net property, plant and equipment	1,768.9	1,708.3

Goodwill	4,257.9	4,236.9
Other intangible assets, net	995.9	999.3
Long-term investments	1,399.4	1,456.3
Other assets	388.6	397.3

Total assets	$15,180.3	$14,110.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$390.7	$2,358.2
Accounts payable	323.6	346.2
Accrued compensation	492.8	459.8
Accrued income taxes	758.2	637.6
Other accrued expenses	522.3	438.8
Total current liabilities	2,487.6	4,240.6

Long-term debt	1,974.8	1.1
Deferred tax liabilities, net	419.3	408.2
Long-term accrued compensation	150.3	123.7
Other long-term liabilities	223.0	260.2
Total liabilities	5,255.0	5,033.8

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock — par value $1.00	—	—
Common stock — par value $0.10	120.9	120.9
Retained earnings	9,663.5	8,890.9
Accumulated other non-owner changes in equity	143.1	72.0
	9,927.5	9,083.8
Receivable from employee stock ownership plan	(2.2)	(6.8)

Total shareholders’ equity	9,925.3	9,077.0

Total liabilities and shareholders’ equity	$15,180.3	$14,110.8